                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                          (Amendment No.       )*
                                         ------

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              ROGUE WAVE, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               775369 10 1
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 6 Pages

CUSIP No. 775369 10 1                 13G                 Page  2  of  6 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Dan Whitaker
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  88,833
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  300,000
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  88,833
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  300,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     388,833
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 6 Pages

CUSIP No. 775369 10 1                 13G                 Page  3  of  6 Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Whitaker Family Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Oregon
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  300,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  300,000
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     300,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     3.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 6 Pages

                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            Rogue Wave, Inc. ("Issuer")
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            850 S.W. 35th Street, Corvallis, OR 97333
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Dan Whitaker
            Whitaker Family Limited Partnership
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            850 S.W. 35th Street, Corvallis, OR 97333
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            Individual:     United States
            Entity:         Oregon
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            775369 10 1
-------------------------------------------------------------------------------


ITEM 3.  NOT APPLICABLE


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        388,833
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        5.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              88,833
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              300,000
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               88,833
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              300,000
              -----------------------------------------------------------------

                              Page 4 of 6 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.
-------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

Not Applicable.
-------------------------------------------------------------------------------


                              Page 5 of 6 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997


                                     By /s/
                                       ----------------------------------------
                                       Dan Whitaker




                              Page 6 of 6 Pages